Exhibit 99.1

Oscient Pharmaceuticals Contacts:

Christopher Taylor

781-398-2466

Sandra Schmidt Coombs

781-398-2310

For Immediate Release

Oscient Pharmaceuticals Reports Third Quarter 2008 Financial Results

— Total revenues increase more than 40% from Q3 2007 —

- Conference call with senior management scheduled for 8:30 AM today -

Waltham, Mass., November 4, 2008 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the third quarter ended September 30, 2008. Total revenues for the third quarter of 2008 were $21.8 million, compared to $15.6 million in the third quarter of 2007. Revenue from the cardiovascular drug ANTARA® (fenofibrate) capsules increased 41% to $18.1 million in the third quarter of 2008, from $12.8 million in the third quarter of 2007. Revenues from the antibiotic FACTIVE® (gemifloxacin mesylate) tablets totaled $3.7 million in the third quarter of 2008, compared to $2.8 million in the third quarter of 2007.

“Our sales effort on ANTARA continues to yield strong growth, particularly in light of the challenging economic climate,” stated Steven M. Rauscher, President and CEO. “As we enter into the fourth quarter, our team remains focused on recalibrating our balance sheet through a convertible debt exchange transaction, securing additional products for our sales force and growing revenues for both ANTARA and FACTIVE.”

For the third quarter ended September 30, 2008, the Company reported a net loss of ($15,027,000), or ($1.09) per basic and diluted share. For the third quarter ended September 30, 2007, the Company reported a net loss of ($19,497,000), or ($1.43) per basic and diluted share. During the quarter ended September 30, 2008, the Company’s cash position decreased by approximately $2.8 million to approximately $29.0 million in total cash, cash equivalents and restricted cash.

Selling and marketing expenses were $18.3 million in the third quarter of 2008, compared to $17.6 million in the third quarter of 2007. General and administrative expenses for the third quarter of 2008 totaled $2.9 million, compared to $3.4 million in the third quarter of 2007. Third quarter 2008 results included $6.2 million in non-cash charges, compared to $6.6 million in the third quarter of 2007. Non-cash charges in the third quarter of 2008 included $3.6 million recorded as interest expense, $2.3 million related to the amortization of intangible assets and $0.3 million of stock-based compensation. Non-cash charges in the third quarter of 2007 included $3.6 million recorded as interest expense, $2.3 million related to the amortization of intangible assets and $0.7 million of stock-based compensation.

For the nine months ended September 30, 2008, the Company reported total revenues of $60.4 million, reflecting ANTARA revenues of $49.1 million and FACTIVE revenues of $11.3 million. This compares to total revenues of $54.7 million in the first nine months of 2007, including ANTARA revenues of $39.2 million and FACTIVE revenues of $15.5 million. The Company reported a net loss of

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Oscient Pharmaceuticals/ 1000 Winter Street Waltham MA 02451

t: 781.398.2300 f: 781.893.9535 www.oscient.com

Q3 2008 Financial Results

November 4, 2008

($53,229,000), or ($3.86) per basic and diluted share, for the first nine months of 2008. The Company reported a net loss of ($15,182,000), or ($1.12) per basic and diluted share, for the first nine months of 2007. Exclusive of the one-time, non-cash gain related to the convertible debt exchange completed during the first half of 2007, the Company’s pro forma net loss for the first nine months of 2007 was ($46,006,000), or ($3.38) per basic and diluted share.

Financial Guidance

The Company’s guidance and projections are based on results to date, as well as historical wholesaler buying patterns. However, in this economic climate, wholesalers may not follow historical year-end buying patterns, which could impact the Company’s results. The Company expects 2008 revenue from ANTARA and FACTIVE to be approximately $92 million, with approximately 80 percent of those revenues derived from sales of ANTARA. The Company also expects a net decrease in cash in 2008 of approximately $33 million. This guidance does not include any cash impact of steps taken to recalibrate the Company’s capital structure or the acquisition and marketing of a third product, which remains one of the Company’s top business development goals.

Market Performance Highlights

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ANTARA prescription performance: During the third quarter of 2008, based on Wolters Kluwer Health monthly prescription data, approximately 173,800 total prescriptions for ANTARA were filled, representing a 25% increase compared to the third quarter of 2007.

•

FACTIVE prescription performance: Based on Wolters Kluwer Health monthly prescription data, during the third quarter of 2008, nearly 32,750 prescriptions for FACTIVE were dispensed, representing a 21% decrease from the third quarter of 2007. These results reflect both a decline in the branded fluoroquinolone market of 12% in the third quarter of 2008 versus the third quarter of 2007 and a shift in the Company’s promotional focus to ANTARA.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States: ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a national sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists.

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s anticipated total revenue for the 2008 fiscal year, the relative contribution of the Company’s products to such anticipated revenue and the potential impact of wholesaler year-end buying patterns on such anticipated revenues, (ii) the Company’s anticipated net cash utilization for the 2008 fiscal year, (iii) the Company’s focus on recalibrating its balance sheet and executing its convertible debt transaction, (iv) the Company’s goal to secure additional products to add to its current product portfolio, and (v) the anticipated revenue growth of ANTARA and FACTIVE through the fourth quarter of the 2008 fiscal year. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to maintain the listing of our common stock on The NASDAQ Global Market; (b) our ability to successfully

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Q3 2008 Financial Results

November 4, 2008

commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (c) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA or EMEA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates; (d) our ability to raise additional funds and/or refinance our maturing and existing debt or debt that may be accelerated due to our inability to maintain our common stock listing on a U.S. national securities exchange or approved for listing on a U.S. system of automated dissemination of quotations and to fund our operations including sales and marketing activities and potential product acquisitions and (e) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-800-446-1671. International participants are asked to dial 1-847-413-3362. The conference ID number is 22948180. Due to Oscient Pharmaceuticals' ongoing convertible note exchange transaction, no replay of the call will be available for this webcast until after the exchange offer is completed.

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Q3 2008 Financial Results

November 4, 2008

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
Revenues:
Product revenue, net	$21,695	$15,457	$60,156	$53,262
Other revenue	92	111	282	1,418

Total revenues	21,787	15,568	60,438	54,680

Costs and expenses:
Cost of product revenue	7,082	7,929	20,445	23,274
Research and development	680	1,476	2,544	4,273
Selling and marketing	18,263	17,632	56,205	49,436
General and administrative	2,874	3,367	10,701	9,840

Total costs and expenses	28,899	30,404	89,895	86,823

Loss from operations	(7,112)	(14,836)	(29,457)	(32,143)

Other income (expense):
Interest income	111	771	615	1,982
Interest expense	(7,961)	(7,818)	(24,648)	(18,665)
Gain on exchange of convertible notes	—	—	—	30,824
Gain on derivative related to long-term debt	37	2,406	151	2,800
Gain on disposition of investment	—	73	412	231
Other income	3	15	13	112

Net other (expense) income	(7,810)	(4,553)	(23,457)	17,284

Net loss before income tax	(14,922)	(19,389)	(52,914)	(14,859)

Provision for income tax	(105)	(108)	(315)	(323)

Net loss:	$(15,027)	$(19,497)	$(53,229)	$(15,182)

Net loss per common share – basic/diluted	$(1.09)	$(1.43)	$(3.86)	$(1.12)
Weighted average shares outstanding – basic/diluted	13,838,577	13,604,508	13,776,278	13,591,332

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	Sept. 30, 2008	Dec. 31, 2007
Cash, cash equivalents and restricted cash*	$28,976	$52,466
Total assets	234,659	274,184
Deferred revenues	364	637
Long-term liabilities	258,714	268,906
Shareholders’ deficit	(80,705)	(28,714)
* Includes restricted cash of approximately $4.2 million which relates to real estate obligations

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